Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated August 8, 2023 to Prospectus dated February 21, 2023

Registration No. 333-269881

VIRGINIA ELECTRIC AND POWER COMPANY

FINAL TERM SHEET

August 8, 2023

	2023 Series C 5.30% Senior Notes due 2033	2023 Series D 5.70% Senior Notes due 2053
Principal Amount:	$400,000,000	$600,000,000
Expected Ratings* (Moody’s/S&P/Fitch):	A2 (stable outlook) / BBB+ (negative outlook) / A (stable outlook)	A2 (stable outlook) / BBB+ (negative outlook) / A (stable outlook)
Trade Date:	August 8, 2023	August 8, 2023
Settlement Date (T+2):	August 10, 2023	August 10, 2023
Final Maturity Date:	August 15, 2033	August 15, 2053
Interest Payment Dates:	February 15 and August 15	February 15 and August 15
First Interest Payment Date:	February 15, 2024	February 15, 2024
Optional Redemption:	Make Whole Call at T+20 bps prior to May 15, 2033; Par Call on or after May 15, 2033	Make Whole Call at T+25 bps prior to February 15, 2053; Par Call on or after February 15, 2053
Benchmark Treasury:	3.375% due May 15, 2033	3.625% due February 15, 2053
Benchmark Treasury Yield:	4.034%	4.225%
Spread to Benchmark Treasury:	+128 bps	+150 bps
Reoffer Yield:	5.314%	5.725%
Coupon:	5.30%	5.70%
Price to Public:	99.891% of the principal amount	99.642% of the principal amount
Proceeds to the Company Before Expenses:	99.241% of the principal amount	98.767% of the principal amount
CUSIP/ISIN:	927804 GM0/US927804GM00	927804 GN8/US927804GN82
Joint Book-Running Managers:	BMO Capital Markets Corp., CIBC World Markets Corp., Deutsche Bank Securities Inc., Regions Securities LLC, Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., Truist Securities, Inc., Mizuho Securities USA LLC, MUFG Securities Americas Inc. and TD Securities (USA) LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated August 8, 2023, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

BMO Capital Markets Corp.	1-866-864-7760 (toll-free)
CIBC World Markets Corp.	1-800-282-0822 (toll-free)
Deutsche Bank Securities Inc.	1-800-503-4611 (toll-free)
Regions Securities LLC	1-800-734-4667 (toll-free)
Scotia Capital (USA) Inc.	1-800-372-3930 (toll-free)
SMBC Nikko Securities America, Inc.	1-888-868-6856 (toll-free)
Truist Securities, Inc.	1-800-685-4786 (toll-free)
Mizuho Securities USA LLC	1-866-271-7403 (toll-free)
MUFG Securities Americas Inc.	1-877-649-6848 (toll-free)
TD Securities (USA) LLC	1-855-495-9846 (toll-free)

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.